Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of GeoVax Labs, Inc. of our report dated March 24, 2020, relating to the 2019 consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in the Annual Report on Form 10-K of GeoVax Labs, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Wipfli LLP

Atlanta, Georgia

January 26, 2021